TELEFONICA, S.A.

Annual General Shareholders’ Meeting

                            By decision of the Board of Directors of TELEFÓNICA, S.A., the shareholders are hereby called to the Annual General Shareholders’ Meeting, to be held in Madrid, at the premises of Casa de Campo, Pabellón de Cristal, Avenida de Portugal, sin número, at 12:00 p.m. on May 9th 2007 on first call and, if the legally required quorum is not reached and therefore the Meeting cannot be held on first call, at 12:00 p.m. on May 10th 2007 on second call at the same place, in order to discuss and adopt resolutions regarding the matters included on the following

AGENDA

I. Examination and approval, if appropriate, of the Individual Annual Accounts, of the Consolidated Financial Statements (Consolidated Annual Accounts) and of the Management Report of Telefónica, S.A. and its Consolidated Group of Companies, as well as of the proposed allocation of profits/losses of Telefónica, S.A. and of the management of its Board of Directors, all with respect to the Fiscal Year 2006.

II. Re-election, ratification, and appointment, if appropriate, of Directors:

II.1 Re-election of Mr. César Alierta Izuel.

II.2 Re-election of Mr. Maximino Carpio García.

II.3 Re-election of Mr. Gonzalo Hinojosa Fernández de Angulo.

II.4 Re-election of Mr. Pablo Isla Álvarez de Tejera.

II.5 Re-election of Mr. Enrique Used Aznar.

II.6 Re-election of Mr. Gregorio Villalabeitia Galarraga.

II.7 Ratification of the interim appointment of Mr. José María Álvarez-Pallete López.

III. Authorization to acquire the Company’s own shares, either directly or through Group Companies.

IV. Delegation to the Board of Directors of the power to issue debentures, bonds, notes and other fixed-income securities, be they simple, exchangeable and/or convertible, with an allocation in the last case of the power to exclude the pre-emptive rights of shareholders and holders of convertible securities, the power to issue preferred shares, and the power to guarantee the issuances of subsidiaries.

V. Reduction in share capital by means of the repurchase of the Company’s own shares, with the exclusion of creditors’ right to challenge the repurchase, and revising the text of the article of the By-Laws relating to share capital.

VI. Amendment of the By-Laws.

VI.1 Amendments regarding the General Shareholders’ Meeting: amendment of Article 14 (Powers of the shareholders acting at a General Shareholder’ Meeting); Amendment of paragraphs 1 and 3 of Article 15 (Ordinary and Extraordinary Shareholders’ Meeting); amendment of paragraph 1 of and addition of paragraph 4 to Article 16 (Call to the General Shareholders’ Meeting); amendment of Article 18 (Shareholders’ Right to Receive Information); amendment of Article 19 (Chairmanship of the Meeting and Preparation of the Attendance Roll); and amendment of paragraph 2 of Article 20 (Deliberations and Voting).

VI.2 Amendments regarding proxy-granting and voting by means of long-distance communication and remote attendance at the Meeting: amendment of Article 17 (Right to attend); insertion of a new Article 17 bis (Remote attendance by electronic or data transmission means); and insertion of a new Article 20 bis (Casting of votes from a distance prior to the Meeting).

VI.3 Amendments regarding the Board of Directors: elimination of paragraph 4 of Article 24 (Composition and Appointment of the Board of Directors); amendment of paragraph 2 of Article 25 (Requirements for appointment as Director); amendment of Article 27 (Meetings, quorum and adoption of resolutions by the Board); amendment of Article 30 (Powers of the Board of Directors); and amendment of Article 31 bis (Audit and Control Committee).

VII. Amendment of the Regulations for the General Shareholders’ Meeting.

VII.1 Amendment of Article 5 (Powers of the shareholders at the General Shareholders’ Meeting).

VII.2 Amendments relating to the call to and preparation of the General Shareholders’ Meeting: amendment of paragraph 2 of Article 7 (Power and obligation to call to meeting); insertion of a new sub-section 3 in Article 8 (Publication and notice of the call to meeting); amendment of sub-section 2 of Article 9 (Information available to the shareholders from publication of the notice of the call to meeting); amendment of sub-section 3 of Article 10 (Right to receive information).

VII.3 Amendments relating to proxy-granting and voting by means of long-distance communication and remote attendance at the Meeting: amendment of sub-section 1 and insertion of new sub-sections 5 through 7 of Article 13 (Proxy-granting and representation); amendment of sub-section 6 of Article 15 (Preparation of the Attendance Roll); insertion of a new Article 17 bis (Remote attendance by electronic or data transmission means); and insertion of a new Article 20 bis (Casting of votes from a distance prior to the Meeting).

VII.4 Other amendments: amendment of Article 21 (Voting on the proposed resolutions) and amendment of Article 24 (Continuation).

VIII. Delegation of powers to formalize, interpret, cure and carry out the resolutions adopted by the shareholders at the General Shareholders’ Meeting.

SUPPLEMENT TO THE CALL TO GENERAL SHAREHOLDERS’ MEETING

                            Pursuant to the provisions of Section 97.3 of the Companies Act, shareholders representing at least five percent of the share capital may request the publication of a supplement of this call to the General Shareholders’ Meeting, including one or more items in the Agenda. This right must be exercised by means of verifiable notice (which will include the corresponding documents evidencing shareholder status) that must be received at the Company’s registered office (Gran Vía, número 28, planta 9ª, Madrid, código postal 28013, to the attention of the General Secretary and Secretary of the Board of Directors) within five days of the publication of this call to Meeting.

PARTICIPATION OF A PUBLIC NOTARY IN THE ANNUAL GENERAL SHAREHOLDERS’ MEETING

                            The Board of Directors has resolved to request the presence of a Public Notary to draw up the minutes of the Meeting, pursuant to Section 114 of the Companies Act in connection with Sections 101 and 103 of the Regulations of the Commercial Registry.

RIGHT TO RECEIVE INFORMATION

                            In connection with Items I, IV, V, VI and VII on the Agenda, and pursuant to the legal terms, it is stated for the record that shareholders have the right to examine and obtain at the Company’s registered office, or to request the Company to send them, immediately and free of charge, a copy of the following documents:

- Individual Annual Accounts, Consolidated Financial Statements (Consolidated Annual Accounts) and Management Report of Telefónica, S.A. and its Consolidated Group of Companies, the corresponding audit reports and the proposed allocation of profits/ losses of Telefónica, S.A.

- Proposed delegation of powers to the Board of Directors to issue securities as set forth in Item IV on the Agenda, together with the mandatory Directors’ Report.

- Proposed reduction in share capital as set forth in Item V on the Agenda, together with the mandatory Directors’ Report.

- Proposed amendments to the By-Laws of Telefónica, S.A. as set forth in Item VI on the Agenda, together with the mandatory Directors’ Report.

- Proposed amendments to the Regulations for the General Shareholders´ Meeting of Telefónica, S.A. as set forth in Item VII on the Agenda, together with the mandatory Directors’ Report.

                           In addition, the text of the proposed resolutions relating to all other items on the Agenda is made available to the shareholders at the registered office, as well as a brief description of the professional profile of each of the Directors included in the proposed resolution under Item II on the Agenda.

                           All of the documents set forth above will be available electronically on the Company’s website (www.telefonica.es).

                           Furthermore, it is stated for the record that, pursuant to the provisions of paragraph 4 of the first provision of Order ECO/3722/2003, the Company’s Annual Corporate Governance Report for fiscal year 2006, approved by the Company’s Board of Directors at its March 28, 2007 meeting, is available to the shareholders and may be accessed electronically on the Company’s website (www.telefonica.es).

                           Pursuant to Section 112.1 of the Companies Act, the shareholders may, until the seventh day prior to the date on which the General Shareholders’ Meeting is scheduled to be held by completing the form posted on the Company’s website for such purpose, or by postal correspondence sent to the Company’s registered office (Gran Vía, número 28, planta 3ª, Madrid, código postal 28013, to the attention of the Servicio de Atención al Accionista [Shareholder Service]), request such information or clarifications as they deem necessary, or ask such questions as they deem appropriate, regarding the matters included on the Agenda or about the information available to the public that has been provided by Telefónica, S.A. to the National Securities Market Commission since June 21, 2006, i.e., the date on which the last General Shareholders’ Meeting was held.

RIGHT TO ATTEND THE MEETING IN PERSON OR BY PROXY

                            The right to attend the General Shareholders’ Meeting hereby called applies to shareholders that hold at least 300 shares registered in their name in the corresponding book-entry registry five days in advance of the date on which the Meeting is to be held and who provide evidence thereof by means of the appropriate attendance card or by producing a certificate issued by any of the depositaries participating in the Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores [Securities Registration, Clearing and Liquidation Systems Management Company] (IBERCLEAR) or by any other means allowed under applicable Law.

                            Any shareholder having the right to attend the General Shareholders’ Meeting may be represented thereat by another person, who need not be a shareholder. A proxy may be granted by using the proxy-granting form printed on the attendance card or by any other means allowed by Law. The documents containing proxies for the General Shareholders’ Meeting must set forth the instructions regarding the manner of voting, provided that, where no express instructions are given, the representative will vote in favor of the proposed resolutions submitted by the Board of Directors regarding the matters on the Agenda, and in accordance with the shareholder's own criteria in connection with any other matter that, not being included in the Agenda and thus being unknown at the time the proxy is granted, might be put to the vote at the Meeting. If the proxy-granting form does not set forth a specific person to whom the shareholder grants the proxy, such proxy will be deemed granted in favor of the Chairman of the Board of Directors of the Company or of such other person as may replace him as Chairman of the General Shareholders’ Meeting. In the event that, in accordance with the foregoing, the representative is involved in a conflict of interest upon voting on any of the proposals, whether or not included in the Agenda, which are put to the vote at the General Shareholders’ Meeting, the proxy will be deemed granted to the Secretary of the General Shareholders´ Meeting in his capacity as a shareholder having the right to attend.

                            Shareholders who do not hold the minimum number of shares required to attend may grant a written proxy in respect thereof in favor of another shareholder having the right to attend, or come together with other shareholders that are in the same situation such that they reach the required number of shares and grant a written proxy to one of such shareholders.

HOLDING OF THE MEETING ON SECOND CALL

Shareholders are advised that, based on experience from previous years, the General Shareholders’ Meeting is expected to be held on second call, at 12:00 p.m. on May 10th , 2007, at the place indicated above.

ENTRANCE AT THE RECINTO FERIAL DE LA CASA DE CAMPO–PABELLÓN DE CRISTAL

Entrance at the Paseo de Extremadura: Puerta del Ángel or Main Entrance

Metro stop "Lago", lines 6 and 10

FOR ANY ADDITIONAL INFORMATION, SHAREHOLDERS MAY CONTACT TELEFÓNICA’S SHAREHOLDER SERVICE BY CALLING TOLL-FREE AT 900 111 004, FROM 9:00 A.M. TO 7:00 P.M., MONDAY THROUGH FRIDAY.

Madrid, 4th April 2007

General Secretary and Secretary of the Board